                                                                       EXHIBIT e

                        BRANTLEY MEZZANINE CAPITAL CORP.
                  DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN

1.       PARTICIPATION

         Stockholders of Brantley Mezzanine Capital Corp. (the "Company") whose shares of common stock of the Company (the "Common Stock") are registered in their own names will be included in the Dividend Reinvestment and Cash Purchase Plan (the "Plan") unless they opt out of participation in the Plan. Stockholders, including banks, brokers or nominees that hold Common Stock for others who are beneficial owners ("Nominee Stockholders"), who do not opt out will be deemed to have appointed Computershare Investor Services, LLC (the "Plan Agent") as their agent and as agent for the Company under the Plan. In the case of Nominee Stockholders, the Plan Agent will administer the Plan on an opt-out basis based on the number of shares of Common Stock certified by such Nominee Stockholders as registered for stockholders that have elected to opt out of participation in the Plan.

2.       DIVIDEND INVESTMENT ACCOUNT

         The Plan Agent or its delegate will establish a Dividend Investment Account (the "Account") for each stockholder participating in the Plan. The Plan Agent will credit to the Account of each participant funds it receives from the following sources: (a) cash dividends and capital gains distributions paid on shares of Common Stock of the Company registered in the participant's name on the books of the Company and (b) cash dividends and capital gains distributions paid on shares of Common Stock registered in the name of the Plan Agent but credited to the participant's Account. Sources described in clauses (a) and (b) of the preceding sentence are hereinafter called "Distributions." Each stockholder's proxy shall include any holdings in the Plan.

3.       INVESTMENT OF DISTRIBUTION FUNDS HELD IN EACH ACCOUNT

         If on the record date for a Distribution (the "Record Date"), shares of Common Stock are trading at a discount from net asset value per share (according to the valuation most recently made on shares of Common Stock of the Company), funds credited to a participant's Account will be used to purchase shares of Common Stock (the "Purchase"). The Plan Agent will attempt, commencing five days prior to the Payment Date and ending at the close of business on the Payment Date ("Payment Date" as used herein shall mean the last business day of the month in which such Record Date occurs), to acquire shares of Common Stock in the open market or in private transactions. If and to the extent that the Plan Agent is unable to acquire sufficient shares of Common Stock to satisfy the Distribution by the close of business on the Payment Date, the Company will issue to the Plan Agent shares of Common Stock valued at net asset value per share (according to the valuation most recently made on shares of Common Stock of the Company) in the aggregate amount of the remaining value of the Distribution. In the event that the shares of Common Stock begin trading at a premium over net asset value before the completion of purchases by the Plan Agent as contemplated by the preceding sentences, the Plan Agent may suspend purchasing shares of Common Stock and, upon such suspension, the Company shall issue new shares of Common Stock valued at the net asset value on such date to fulfill the Plan Agent's purchase requirements.

         If, on the Record Date, shares of Common Stock are trading at a premium over net asset value per share, the Company will issue on the Payment Date, shares of Common Stock valued at net asset value per share on the Record Date to the Plan Agent in the aggregate amount of the funds credited to the participants' accounts.

4.       DETERMINATION OF MARKET VALUE

         In connection with dividends and distributions, the Plan Agent will make an initial determination of the market value per share of Common Stock by taking the higher of the average of the closing sales prices, as reported in The Wall Street Journal, at which shares of Common Stock of the Company were traded on the last five days on which trading in the shares of Common Stock was reported to have taken place on the Nasdaq National Market prior to the Payment Date, or 95% of the opening sales price on the Payment Date, which may be up to three months after the date as of which the net asset value of the shares of Common Stock was last determined.

5.       DETERMINATION OF PURCHASE PRICE

         The cost of full and fractional shares of Common Stock acquired for each participant's Account in connection with a Purchase shall be determined by the average cost per share, including brokerage commissions as described in Paragraph 6 hereof, of the shares of Common Stock acquired by the Plan Agent in connection with that Purchase. Stockholders will receive a confirmation showing the average cost and number of shares of Common Stock acquired as soon as practicable after the Plan Agent has received, or the Plan Agent has purchased, shares of Common Stock. The Plan Agent may commingle the cash in a participant's Account with similar funds of other participants of the Company for whom the Plan Agent acts as agent under the Plan.

6.       ADDITIONAL CASH PURCHASES

         Participants in the Plan have the option commencing on January 1 of each year, of making additional annual cash payments to the Plan in any amount of $1,000 or more up to $10,000. Larger amounts may be accepted with the prior approval of the Plan Agent. The Plan Agent will use all funds received from participants to purchase shares of Common Stock in the open market on a quarterly basis. Any voluntary funds must be received no later than 10 days prior to the date of such purchase and any prior deposit may be withdrawn if written request for withdrawal is received by the Plan Agent no later than 10 days prior to such date.

7.       BROKERAGE CHARGES AND FEES

         There will be no brokerage charges with respect to shares of Common Stock issued directly by the Company as a result of Distributions. However, each participant will pay a pro rata share of brokerage commissions incurred with respect to the Plan Agent's open market purchases in connection with the reinvestment of Distributions. Brokerage charges for purchasing small amounts of shares of Common Stock for individual Accounts through the Plan can be expected to be less than the usual brokerage charges for such transactions, as the Plan Agent will be purchasing shares of Common Stock for all participants in blocks and prorating the lower commission thus attainable. With respect to shares of Common Stock invested in the Plan which are sold by the Plan Agent, the Plan Agent will be entitled to a fee (initially set at $10.00 per sale) and a commission (initially set at $0.12 per share). In addition, the Plan Agent will accommodate automatic periodic reinvestments, at the election of the stockholder, for an enrollment fee.

8.       SERVICE CHARGES

         There is currently no service charge by the Plan Agent to stockholders who participate in the Plan. However, the Company reserves the right to amend the Plan (in accordance with Paragraph 10 below) in the future to include a service charge.

9.       TRANSFER OF SHARES OF COMMON STOCK HELD BY THE PLAN AGENT

         The Plan Agent will maintain the participant's Account and furnish the participant with written confirmation of all transactions in the Account. Shares of Common Stock in the Account are transferable upon proper written instructions to the Plan Agent.

10.      AMENDMENT AND TERMINATION

         The Company reserves the right to amend or terminate the Plan, by agreement with the Plan Agent, upon notice delivered to each participant at least 30 days prior to any Record Date for a Distribution.

11.      WITHDRAWAL FROM PLAN

         Stockholders may withdraw from the Plan at any time by giving the Plan Agent written notice. Nominee Stockholders should consult with the applicable bank, broker or nominee regarding withdrawal from the Plan. If the proceeds of the stockholder's Account are $25,000 or less and the proceeds are to be payable to the stockholder of record and mailed to the address of record, a signature guarantee normally will not be required for notices by individual Account owners (including joint Account owners), otherwise a signature guarantee will be required. A notice of withdrawal will be effective for the next Distribution following receipt of the notice by the Plan Agent provided the notice is received by the Plan Agent at least 10 days prior to the Record Date for the Distribution. When a participant withdraws from the Plan, or when the Plan is terminated in accordance with Paragraph 10 hereof, the participant will receive cash payment for any fractional shares of Common Stock based on market price on the date of withdrawal or termination.

                                       3